Exhibit 99.1

Press Release	First Busey Corporation (NASDAQ — BUSE)
First Busey Closes $30 Million Trust Preferred Offering
Company Release — 05/20/2006
     Urbana, Ill., — First Busey Corporation (Nasdaq: BUSE) received $30 million in proceeds as part of a pooled trust preferred program. Keefe Bruyette & Woods Inc. and FTN Financial Capital Markets served as placement agents in the offering.
     The proceeds which are expected to qualify as Tier 1 Capital for regulatory purposes will be used to redeem current outstanding trust preferred securities issued by First Busey Captial Trust I and for general corporate purposes.
Forward-Looking Statements
     This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond our control, that could cause our results to differ significantly from expectations including our ability to integrate acquisitions and realize expected cost savings and revenue enhancements from acquisitions; adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for loan losses; our ability to maintain or improve origination volumes and competitive influences on product pricing. Additional factors can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).
About First Busey
Corporate Profile
     First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-one banking centers serving Champaign, McLean, Ford, Peoria, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. On March 31, 2006, Busey Bank had total assets of $1.8 billion. On July 29, 2005, First Busey Corporation acquired Tarpon Coast Bancorp, Inc. and its primary subsidiary, Tarpon Coast National Bank, Port Charlotte, Florida. Busey Bank Florida and Tarpon Coast National Bank merged at the close of business on February 17, 2006, and the resultant bank is Busey Bank, N.A. Busey Bank N.A. is a federally-chartered bank headquartered in Port

Charlotte, Florida, with seven banking centers serving Lee, Charlotte, and Sarasota Counties in Southwest Florida. Busey Bank N.A. had total assets of $422 million as of March 31, 2006. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com.
     Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. is a provider of personal insurance products. Busey Investment Group has approximately $2.3 billion in assets under care.
     First Busey Corporation’s common stock is traded on the Nasdaq Stock Exchange under the symbol “BUSE.” First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.